UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 28, 2008

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 245 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchanged Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 23, 2008, ICF International, Inc., a Delaware corporation (“ICF”), ICF’s wholly owned subsidiary ICF Consulting Group, Inc. (“ICF Consulting”), Jones & Stokes Associates, Inc., a California corporation (“J&S”), and certain J&S shareholders entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which J&S will become a wholly owned subsidiary of ICF Consulting as a result of a merger (the “Merger”). Under the terms of the Merger Agreement, among other things, ICF will pay an aggregate purchase price of $50.0 million, comprised of (a) a net closing cash amount of approximately $42.5 million, subject to a working capital adjustment and reduction for unpaid J&S expenses relating to the Merger and an amount to be held by the J&S shareholders’ representative for expenses and (b) the remainder of an approximate $7.5 million escrow. The escrow will be comprised of (a) up to $2.5 million intended to cover the amount, if any, by which J&S’s working capital immediately prior to the Merger closing is less than a target working capital amount and (b) $5.0 million, as increased after the above-referenced working capital adjustment by the balance of the above-referenced working capital escrow, intended to fund any indemnification claims of ICF and ICF Consulting with respect to the breach of representations, warranties and covenants of J&S and J&S shareholders in the Merger Agreement.

The closing of the Merger is subject to customary closing conditions, including the approval of J&S shareholders, and is expected to occur in February 2008.

A copy of the press release announcing the execution of the Merger Agreement is also attached to this Current Report on Form 8-K as Exhibit 99.1.

Other than in respect of the Merger Agreement, there is no material relationship between ICF or its affiliates and J&S or its affiliates.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated January 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: January 28, 2008	By:	/s/ Judith B. Kassel
Judith B. Kassel General Counsel and Secretary

Exhibit Index

Exhibit No.	Document
99.1	Press Release Dated January 24, 2008